Exhibit 4.13

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of August 18, 2006, between Oscient Pharmaceuticals Corporation, a Massachusetts corporation (the “Company”), and Paul Royalty Fund Holdings II, a California general partnership (the “PRF”).

RECITALS

WHEREAS, pursuant to the terms of that certain Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”) dated as of the date hereof, PRF is acquiring 11,111,111 shares of Common Stock (the “Shares”) and a warrant to purchase 2,304,147 shares of Common Stock (the “Warrant”); and

WHEREAS, the Purchase Agreement contemplates this Agreement being executed by the parties hereto as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions and Usage.

1.1 Definitions. Unless otherwise provided in this Agreement, capitalized terms used herein shall have the following meanings:

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Business Day” or “Business Days” means any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

“Common Stock” means the Company’s common stock, $0.10 par value per share.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Continuously Effective” with respect to a specified registration statement, means that such registration statement shall not cease to be effective and available for Transfers of Registrable Securities thereunder for longer than either (i) any ten (10) consecutive Business Days, or (ii) an aggregate of fifteen (15) Business Days during the period specified in the relevant provision of this Agreement.

“Demand Registration” has the meaning set forth in Section 2.1(a).

“Demand Registration Request” has the meaning set forth in Section 2.1(a).

“Equity Securities” has the meaning set forth in Section 2.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at that time.

“Failed Registration” has the meaning set forth in Section 2.2(f).

“general disclosure package” means as of the Applicable Time, any preliminary prospectus and any issuer free writing prospectus.

“Holders” means PRF, unless and until such PRF assigns all of its rights and obligations hereunder to any Persons in accordance with Section 7.3, at such times as such Persons shall own Registrable Securities.

“Losses” has the meaning set forth in Section 7(a).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“Piggyback Registration” has the meaning set forth in Section 3.1.

“PRF” has the meaning set forth in the first paragraph of this Agreement.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Qualified Holders” means the holders of a majority of the Registrable Securities then outstanding.

“register, registered and registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering by the SEC of effectiveness or automatic effectiveness of such registration statement or document.

“Registrable Securities” means (a) the Shares, (b) the Common Stock underlying the Warrant and (c) any Common Stock issued or issuable with respect to any of the securities referred to in clauses (a) or (b) by way of a stock dividend, stock split, combination, subdivision or other similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they (x) have been registered and sold pursuant to the Securities Act or which have been sold to the public pursuant to Rule 144 or any similar rule promulgated by the SEC pursuant to the Securities Act permitting the resale of restricted securities without the necessity of a registration statement under the Securities Act or (y) upon any Transfer in any manner to a Person which, by virtue of Section 8.3, is not entitled to the rights provided by this Agreement.

“Registration Expenses” has the meaning set forth in Section 6.1.

“Requesting Holders” means the Holders requesting a registration hereunder.

“SEC” means the Securities and Exchange Commission and includes any governmental authority or agency succeeding to the functions thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at that time.

“Shares” has the meaning set forth in the Recitals.

“Shelf Registration” has the meaning set forth in Section 2.2.

“Transfer” means and includes the act of any sale, conveyance, assignment, disposition, pledge, hypothecation, gift creation of a trust (voting or otherwise) or transfer or otherwise disposing of (other than pledging, hypothecating or otherwise transferring as security) (and correlative words shall have correlative meanings); provided, however, that any transfer or other disposition upon foreclosure or other exercise of remedies of a secured creditor after an event of default under or with respect to a pledge, hypothecation or other transfer as security shall constitute a “Transfer”.

“Violation” has the meaning set forth in Section 7(a).

“Underwriters Representative” means the managing underwriter, or in the case of a co-managed underwriting, the managed underwriter designated as the Underwriters’ Representative for the co-managers.

2. Demand Registrations.

2.1 Requests for Registration.

(a) At any time the Qualified Holders may make a written request (a “Demand Registration Request”) to the Company that the Company effect the registration of all or any portion of the Registrable Securities as the Qualified Holders shall set forth in the Demand Registration Request pursuant to the terms of this Agreement (a “Demand Registration”).

(b) Each Demand Registration Request shall specify the approximate number of Registrable Securities requested to be registered. Within ten days after receipt of any such request, the Company shall give written notice of such requested registration to all other Holders, and shall include as part of such Demand Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company’s notice by such Holders.

(c) Upon receipt of a Demand Registration Request, the Company shall, subject to the terms and conditions of this Agreement, cause to be filed with the SEC a registration statement in accordance with the Securities Act and the Company shall include therein the Registrable Securities requested in the Demand Registration Request. The registration statement shall be on Form S-3 (or such successor form), unless at the time of filing such registration statement or at any time prior to the SEC entering an order declaring such registration statement to be effective under the Securities Act, either (i) the Company does not meet the “Registrant Requirements” of, or (ii) the proposed offering by the Participating Holders does not meet the “Transaction Requirements” of, “I. Eligibility Requirements For Use of Form S-3” to the General Instructions to Form S-3 under the Securities Act. In the event that Form S-3 is not available for use in connection with the registration statement, the registration statement shall be on an appropriate form of the SEC as shall be selected by the Company and shall permit the disposition of the Registrable Securities in accordance with the intended method of disposition specified in the Demand Registration Request.

2.2 Shelf Registration. In connection with any Demand Registration, the Qualified Holders may require the Company to file such registration with the Securities and Exchange Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect) (a “Shelf Registration”) at any time.

2.3 Restrictions on Registration.

(a) The Company shall be entitled to (i) postpone the filing, effectiveness, supplementing or amending of the registration statement or prospectus otherwise required to be prepared and filed pursuant to this Agreement, and (ii) suspend the use of any prospectus included in the registration statement, if in either case the Company reasonably determines that such registration and/or the offer or Transfer of Registrable Securities contemplated by the registration statement or any prospectus would interfere with, or require premature disclosure of, any plan or proposal by the Company or any of its subsidiaries to engage in any material financing, acquisition, disposition, reorganization, merger or tender offer or other significant transaction, and the Company promptly gives the Participating Holders written notice of such determination. The Company shall not be obligated to file a registration statement pursuant to this Section 2 if a Demand Registration Request would result in an anticipated net aggregate offering price of less than two million dollars ($2,000,000). Notwithstanding anything herein to the contrary, the Company shall not exercise its rights under this Section 2.3(a) more than twice in any 12 month period, nor, in each case, for a period of more than 60 days. The Holders hereby acknowledge that any notice given by the Company pursuant to this Section 2.3(a) shall constitute material non-public information and that the United States securities laws prohibit any Person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

(b) The Company shall not be obligated to file the registration statement otherwise required to be prepared and filed pursuant to this Section 2 if, within 30 days after its receipt of a Demand Registration Request, the Company notifies the Requesting Holders that (i) prior to the Company’s receipt of such Demand Registration Request, the Company had a plan or intention promptly to register equity securities, including any security convertible into or exchangeable for equity securities (“Equity Securities”), under the Securities Act (other than Equity Securities to be registered on a registration statement on Form S-4 or Form S-8 (or any successor form to such forms)) and (ii) the Company reasonably believes that the proposed methods of distribution of the Registrable Securities subject to such Demand Registration Request would impair or adversely affect the proposed distribution of the Equity Securities to be registered by the Company.

(c) If the Company postpones the filing or effectiveness of a registration statement pursuant to Section 2.3(a)(i) or is not obligated to file a registration statement pursuant to Section 2.3(b), the Requesting Holders may withdraw in writing their Demand Registration Request and such Holders’ rights under Section 2.1 to make a Demand Registration Request shall be reinstated and continue as if such unfulfilled Demand Registration Request had not been made.

(d) Notwithstanding anything in this Agreement to the contrary, in no event will the Company be obligated to effect more than two Demand Registrations hereunder. For purposes of the preceding sentence, a Demand Registration shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective, or (ii) if after such registration statement has become effective, the related offer, sale or distribution of Registrable Securities thereunder is prohibited by any stop order, injunction or other order or requirement of SEC or other governmental agency or court for any reason not attributable to any Holder and such prohibition is not thereafter eliminated. If the Company shall have complied with its obligations under this Agreement, a right to request a registration pursuant to this Section 2 shall be deemed to have been satisfied upon the effective date of such registration; provided, that, no stop order or similar order, or proceedings for such an order, is thereafter entered or initiated.

(e) Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation hereunder to register any Registrable Securities if, at the time of a Demand Registration Request, the proposed sale or disposition of all of the Registrable Securities for which registration was requested by the Requesting Holders does not require registration under the Securities Act for a sale or disposition in a single public sale (including sales in accordance with Rule 144(k) or any similar rule promulgated by the SEC under the Securities Act), and the Company offers to remove any and all legends restricting Transfer from the certificates evidencing such Registrable Securities.

(f) If at least 75% of the Registrable Securities requested to be registered by the Requesting Holders pursuant to a Demand Registration are not sold in such registration (a “Failed Registration”), the Requesting Holders shall have the right to require the Company to effect an additional registration of all or part of the Requesting Holders’ Registrable Securities in accordance with this Section 2; provided, the foregoing right to an additional registration shall only be available to the Holders with respect to one Failed Registration and thereafter any additional registrations (including Failed Registrations) shall count against the two Demand Registrations to which the Holders are entitled pursuant to Section 2.3(d) herein.

2.4 Underwritten Offerings.

(a) If a Demand Registration pursuant to this Section 2 involves an underwritten offering (whether on a “firm commitment”, “best efforts” or “all reasonable efforts” basis or otherwise), the Holders of a majority of the Registrable Securities initially requesting registration shall select the underwriter or underwriters and manager or managers to administer such underwritten offering; provided, however, that each Person so selected shall be reasonably acceptable to the Company.

(b) If the Company effects the registration pursuant to this Section 2 in connection with an underwritten offering of Registrable Securities and the Underwriters’ Representative advises the Participating Holders that, in its opinion, the amount of securities requested to be included in such offering (whether by the Holders or other holders of securities of the Company) exceeds the amount that can be sold in such offering within a price range acceptable to the Holders of a majority of the Registrable Securities initially requesting registration, securities shall be included in such offering and the related registration, to the extent of the amount that can be sold within such price range in the following order of priority: first, the Registrable Securities requested by the Participating Holders to be included in such registration pursuant to this Section 2 pro rata among the respective Holders thereof on the basis of the amount of Registrable Securities owned by each such Holder; and second, all other securities requested to be included in such registration. Subject to Section 8.13, the Holders shall continue to have their rights hereunder with regard to any such excluded Registrable Securities.

3. Piggyback Registrations.

3.1 Right to Piggyback. Whenever following the fourth anniversary of the date of this Agreement, the Company proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration which shall be governed by Section 2, and registrations related solely to employee benefit plans or a Rule 145 transaction) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to all Holders, of its intention to effect such a registration and, subject to the terms hereof, shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after such Holders receive the Company’s notice.

3.2 Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold therein without adversely affecting the marketability of the offering, the Company shall include in such registration (a) first, the securities the Company proposes to sell, (b) second, the Registrable Securities requested to be included in such registration, pro rata among the respective Holders thereof on the basis of the amount of Registrable Securities owned by each such Holder and (c) third, other securities requested to be included in such registration.

3.3 Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include in such registration (a) first, the securities requested to be included therein by the holders requesting such registration, (b) second, the Registrable Securities requested to be included in such registration, pro rata among the Holders of such securities on the basis of the number of Registrable Securities owned by each such Holder and (c) third, other securities requested to be included in such registration.

3.4 Selection of Underwriters. The Company shall have the right to select the investment banker(s) and manager(s) to administer the offering in connection with any Piggyback Registration.

4. Registration Procedures. Whenever the Holders have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use best efforts to effect the registration of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as practicable:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause the registration statement to become effective promptly after filing; provided, however, that before filing the registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to one firm of counsel for the Participating Holders copies of all such documents in the form substantially as proposed to be filed with the SEC.

(b) Prepare and file with the SEC such amendments and supplements to the registration statement and the prospectus used in connection with the registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the registration statement. Subject to Section 2.2(a), (i) the Company shall amend the registration statement or supplement the prospectus so that it will remain current and in compliance with the requirements of the Securities Act for the period specified in Section 3(j), and (ii) if during such period any event or development occurs as a result of which the registration statement or prospectus contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, then the Company shall promptly notify the Holders, amend the registration statement or supplement the prospectus so that each will thereafter comply with the Securities Act and furnish to the Holders such amended or supplemented prospectus, which such Holders shall thereafter use in the Transfer of Registrable Securities covered by such registration statement. Pending any such amendment or supplement described in this Section 3(a), the Holders shall cease making offers or Transfers of Registrable Securities pursuant to the prior prospectus. If any Registrable Securities included in the registration statement subject to, or required by, this Agreement remain unsold at the end of the period during which the Company is obligated to use its best efforts to maintain the effectiveness of the registration statement, the Company may file a post-effective amendment to the registration statement for the purpose of removing such Registrable Securities from registered status.

(c) Furnish to the Holders, without charge, such numbers of copies of the registration statement, any pre-effective or post-effective amendment thereto, the prospectus, including each issuer free writing prospectus and preliminary prospectus and any amendments or supplements thereto, in each case in conformity with the requirements of the Securities Act, and such other related documents as such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

(d) Use its best efforts (i) to register and qualify the securities covered by the registration statement under such other securities or Blue Sky laws of such states where an exemption from registration is not available and as shall be reasonably requested by an Underwriters’ Representative (or, if the registration is not for a public offering, in up to ten states designated by the Holders of the majority of the Registrable Securities being registered) and (ii) to obtain the withdrawal of any order suspending the effectiveness of the registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of the offer and Transfer of any of the Registrable Securities in any state, at the earliest possible moment; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business as a foreign corporation, to consent to general service of process or subject itself to taxation in any state.

(e) In the event of any underwritten offering, enter into and perform its obligations under an underwriting agreement (including indemnification and contribution obligations of underwriters), in the usual and customary form for other securities offerings of the Company, with the managing underwriter or underwriters of such offering. The Company shall also cooperate with the Holders and the Underwriters’ Representative for such offering in the marketing of the Registrable Securities, including making reasonably available the officers, accountants, counsel, premises, books and records of the Company for such purpose, but the Company shall not be required to incur any material out-of-pocket expense pursuant to this sentence.

(f) Promptly notify the Holders of any stop order issued or threatened to be issued by the SEC in connection therewith and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(g) Make available for inspection by the Holders, any underwriter participating in such offering and the representatives of such Holders and the Underwriters’ Representative (but not more than one firm of counsel to such Holders), all financial and other information as shall be reasonably requested by them, and provide such Holders, any underwriter participating in such offering and the representatives of such Holders and the Underwriters’ Representative the reasonable opportunity to discuss the business affairs of the Company with its principal executives and with the independent registered public accounting firm who have certified the audited financial statements included in the registration statement, in each case all as reasonably necessary to enable them to exercise their due diligence responsibility under the Securities Act.

(h) Use its reasonable efforts to obtain a so-called “comfort letter” from the independent public accountants of the Company, and legal opinions of counsel to the Company addressed to the Holders, in customary form and covering such matters of the type customarily covered by such letters, and in a form that shall be reasonably satisfactory to the Holders of a majority of the Registrable Securities being registered. Delivery of any such comfort letter or opinion shall be subject to the recipient furnishing such written representations or acknowledgements as are customarily provided by selling stockholders who receive such comfort letters or opinions.

(i) Use its reasonable best efforts to cause the Registrable Securities covered by the registration statement, if then listed on a securities exchange or included for quotation in a recognized trading market, to continue to be so listed or included for a reasonable period of time after the offering, but in no event for less than the period such registration is effective.

(j) Keep the registration statement Continuously Effective (i) if a Demand Registration, for up to 60 calendar days or until such earlier date of which all the Registrable Securities under the demand Registration Statement shall have been disposed of in the manner described in the registration statement and (ii) if a Shelf Registration, for up thirty six (36) months or until such earlier date as of which all the Registrable Securities under the Shelf Registration statement have been disposed of in a manner described in the registration statement. Notwithstanding the foregoing, if for any reason the effectiveness of a registration is suspended or postponed as permitted by any provision of this Agreement, the relevant foregoing period shall be extended by the aggregate number of days of such suspension or postponement.

(k) Take such other actions as are reasonably required in order to expedite or facilitate the disposition of Registrable Securities included in the registration.

5. Holders’ Obligations. It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of the Holders, that each Holder shall:

(a) Promptly furnish to the Company such information regarding the Holder, the number of the Registrable Securities owned by it, the number of Registrable Securities to be registered and the intended method of disposition of such securities and other reasonable information as shall be required to effect the registration of the Holder’s Registrable Securities, and cooperate fully with the Company in preparing the registration statement.

(b) If the Company has delivered a prospectus to the Holder and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, at the written request of the Company, the Holder shall immediately cease making offers or Transfers of Registrable Securities and shall return the prospectuses to the Company and, upon receipt of the amended or supplemented prospectus from the Company, the Holder shall use only such amended or supplemented prospectus in making offers or Transfers of the Registrable Securities.

(c) If the Company has delivered to the Holder written notice in accordance with Section 2.3(a), then the Holder shall immediately cease making offers or Transfers of Registrable Securities until the Company shall have given the Holder written notice that the Holder may once again commence making offers or Transfers of Registrable Securities under the current prospectus or has delivered to the Holder an amended or supplemented prospectus, in which event the Holder shall use only such amended or supplemented prospectus to make offers or Transfers of Registrable Securities.

(d) During such time as the Holder may be engaged in a distribution of Registrable Securities, the Holder shall comply with Regulation M promulgated under the Exchange Act and pursuant thereto it shall, among other things, (i) not engage in any stabilization activity in connection with the securities of the Company in contravention of such regulation or (ii) distribute Registrable Securities under the registration statement solely in the manner described in the registration statement.

6. Registration Expenses.

6.1 Company Expenses. Subject to Section 6.2, all expenses incident to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees of any transfer agent and registrar, fees and expenses of compliance with securities or blue sky laws, printing expenses, fees and disbursements of counsel for the Company and its independent registered public accounting firm, fees and expenses of underwriters (excluding discounts and commissions attributable to the Registrable Securities included in such registration), the Company’s internal expenses and the expenses and fees for listing the securities to be registered on each securities exchange or quotation system on which similar securities issued by the Company are then listed or quoted (all such expenses being herein called “Registration Expenses”) shall be borne by the Company.

6.2 Holder Expenses. In connection with a registration hereunder, the Company shall reimburse the Holders included in a registration for the reasonable fees and disbursements of one counsel (not to exceed $50,000).

7. Indemnification; Contribution. If any Registrable Securities are included in a registration statement under this Agreement:

(a) To the extent permitted by applicable law, the Company shall indemnify and hold harmless each Holder, each Person, if any, who controls such Holder within the meaning of the Securities Act, and each officer, director, partner and employee of such Holder and such controlling Person, against any and all losses, claims, damages, liabilities and expenses (joint or several), including reasonable attorney’s fees and disbursements and reasonable expenses of investigation (collectively, “Losses”), incurred by such Person pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, but only insofar as such Losses arise out of or are based upon any of the following statements or omissions (collectively, a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement, including any preliminary prospectus, any issuer free writing prospectus, the general disclosure package or the final prospectus contained therein, or any amendments or supplements thereto; or

(ii) the omission or alleged omission to state therein a material fact required to be stated in either such preliminary prospectus, issuer free writing prospectus, general disclosure package or final prospectus, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

provided, however, that the indemnification required by this Section 7(a) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such Loss to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of a Holder or any underwriter expressly for use in connection with such registration; and provided, further, that this indemnity shall not be available to any Person who offers or Transfers any Registrable Securities (whether pursuant to a prospectus or not) during any period which the Company has notified the Holder that such offers and Transfers must cease under the Agreement, including Sections 2.3(a), 4(b), 5(b) and 5(c). Subject to Section 7(c), in connection with the foregoing indemnification obligations, the Company shall not be liable for reasonable fees and expenses of more than one separate firm for all the Holders.

(b) To the extent permitted by applicable law, the Holders (jointly and severally) shall indemnify and hold harmless the Company, each of the directors of the Company, each of the officers of the Company who shall have signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, and each officer, director, partner, and employee of such controlling Person, against any and all Losses incurred by such Person pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, but only insofar as such Losses arise out of or are based upon any Violation, in each case to the extent that such Violation arises out of or is based upon information furnished in writing by or on behalf of a Holder expressly for use in connection with such registration; provided, however, that (x) any indemnification required by this Section 7(b) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Holders (which consent shall not be unreasonably withheld) and (y) in no event shall the amount of any indemnity obligation under this Section 7(b) exceed the gross proceeds from the applicable offering received by the Holders.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing for which such indemnified party may make a claim under this Section 7, such indemnified party shall deliver to the indemnifying party a written notice thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and disbursements and expenses (in each case, to the extent reasonable) to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time following the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7 to the extent of such prejudice but shall not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than pursuant to this Section 7. Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expenses of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses or (ii) the indemnifying party shall have failed to promptly assume the defense of such action, claim or proceeding or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it that are different from or in addition to those available to the indemnifying party and that the assertion of such defenses would create a conflict of interest such that counsel employed by the indemnifying party could not faithfully represent the indemnified party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action, claim or proceeding, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels).

(d) If the indemnification required by this Section 7 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any Losses referred to in this Section 7:

(i) the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any Violation has been committed by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(a), 7(b) and 7(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding;

(ii) the parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in Section 7(d)(i). No Person guilty of fraudulent misrepresentation (within the meaning of

Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) The obligations of the Company and the Holders under this Section 7 shall survive the completion of any offering of Registrable Securities pursuant to the registration statement under this Agreement, and otherwise.

8. Miscellaneous.

8.1 Specific Performance. Each of the parties hereto acknowledges that the other party will have no adequate remedy at law if it fails to perform any of its obligations under the Agreement. In such event, each of the parties agrees that the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

8.2 Notices. All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing (including facsimile transmission) and delivered personally, by telegraph, telecopy, telex or facsimile, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:

If to PRF to:

Paul Royalty Fund Holdings II

c/o Paul Capital Partners

140 East 45th Street, 44th Floor

New York, NY 10017

Attention: Gregory B. Brown, MD, Partner

Facsimile No.: (646) 264-1101

with a copy to:

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, IL 60606-5096

Attention: Timothy R.M. Bryant

Facsimile No.: (312) 984-7700

If to the Company or any of its Subsidiaries to:

Oscient Pharmaceuticals Corporation

1000 Winter Street, Suite 2200

Waltham, MA 02451

Attention: Legal Department

Facsimile No.: (781) 398-2530

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Patrick O’Brien, Esq.

Facsimile No.: 617-951-7050

or to such other address or addresses as PRF or the Company or its Subsidiaries may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case they shall be deemed effective three (3) Business Days after dispatch, (b) when telegraphed, telecopied, telexed or facsimiled, be effective upon receipt by the transmitting party of confirmation of complete transmission, or (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.

8.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Company shall not be entitled to assign any of its obligations and rights under this Agreement without the prior written consent of PRF. PRF may assign without consent of the Company any of its obligations and rights under the Agreement without restriction.

8.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements (including the Term Sheet for Purchase of Revenue Interest, Debt and Equity from Oscient Pharmaceuticals Corporation dated June 29, 2006 between Paul Capital Advisors, LLC and the Company), understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, the terms of that certain Confidential Disclosure Agreement by and between the Company and PRF dated as of June 8, 2006 shall continue in effect. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

8.5 Amendments; No Waivers.

(a) This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

(b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.6 Interpretation. When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.

8.7 Headings and Captions. The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

8.8 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.

8.9 Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

8.10 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(b) Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in any state or federal court of competent jurisdiction in the state, county and city of New York. By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.

(c) Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (b) above of this Section 8.10 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.

8.11 Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to any Transaction Document or the transactions contemplated under any Transaction Document. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to any Transaction Document.

8.12 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

8.13 Termination. This Agreement may be terminated at any time by a written instrument signed by the Company and PRF. Unless sooner terminated in accordance with the preceding sentence, this Agreement (other than Section 7) shall terminate in its entirety automatically upon the earlier of (i) such date as there are no shares of Registrable Securities outstanding and (ii) the date that the Company is a party to a merger or consolidation and the Holders receive pursuant to such merger or consolidation securities registered under the Securities Act in exchange for the Registrable Securities.

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be executed the day and year first above written.

OSCIENT PHARMACEUTICALS CORPORATION

By:	/s/ Dominick C. Colangelo
Name: Dominick C. Colangelo
Title: Executive Vice President

PAUL ROYALTY FUND HOLDINGS II

By:	Paul Royalty Fund II, LP, its Managing Partner

By:	Paul Capital Royalty Management, LLC, its General Partner

By:	Paul Capital Advisors, LLC, its Manager

By:	/s/ Gregory B. Brown, M.D.
Name: Gregory B. Brown, MD
Title: Member

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